For Immediate Release

Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror	DataMirror	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Customers and Partners Share Real-time ROI at
Successful Global Event Series

Boehringer Ingelheim, Campbell Soup, Cap Gemini Ernst & Young, Vodafone
and Over 150 Other Customers and Partners Participated

MARKHAM, CANADA – (October 14, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC),   a leading provider of enterprise application integration and resiliency solutions, today announced the success of its Global Customer Event Series. In its first year, the seven-city event series offered a unique opportunity for customers and partners worldwide to hear first-hand how other organizations are cost-effectively managing, monitoring and protecting corporate data throughout the enterprise. Meetings were held in Chicago, Frankfurt, London, Los Angeles,   New York, Paris, and Toronto.

Each regional event featured presentations from DataMirror customers and partners, offering attendees a glimpse into real-world end-user implementations. In addition, a full agenda of technical and business solution focused presentations from DataMirror executives and developers examined topics such as real-time data synchronization, business intelligence, enterprise-wide audit trails, high availability, and disaster recovery planning. Participants also received timely updates on DataMirror’s latest product developments and future roadmap.

“This event provided me with valuable face time with DataMirror executives, developers, partners and fellow customers,” said Gabriel Sanchez, Data Center Manager, First American Bank. “I was able to gain tremendous insight from other customers on how they are using DataMirror solutions for their diverse business needs, as well as learn about DataMirror’s strategic approach to product development. Furthermore, I was able to share my experience in building a comprehensive disaster recovery plan with DataMirror iCluster™ software, and discuss the benefits that we have gained from the implementation.”

Roman Wandl of Boehringer Ingelheim Austria commented, “This meeting was truly a rewarding experience. I was particularly interested in learning about the business challenges that companies in other industries are facing, given our own challenge of meeting the FDA’s 21 CFR Part 11 audit trail requirements. I was also pleased to share insight with attendees on how we use DataMirror LiveAudit™and High Availability Suite™solutions to support our regulatory compliance needs and maintain a highly resilient IT infrastructure.”

Customers also shared the significant business benefits and ROI attributed to their DataMirror software implementations, underscoring the importance of real-time data integration and resiliency solutions in today’s competitive business environment.

*          A telecommunications company estimates saving £197,625 an hour in downtime costs;

*          A financial services organization integrates 15 million transactions each day;

*          A mutual funds company reduces system recovery time from 12-48 hours to 30 minutes;

*          A food and beverages company saves 38-person days of development work on its data warehousing project;

*          An insurance company brings to market a new web initiative in 50% less time.

“Each day, customers face the challenge of turning top-of-mind issues like regulatory compliance, business continuity and data synchronization into opportunities to build competitive real-time, 24/7 operations,” explained Nigel Stokes, CEO, DataMirror. “The regional meetings provided practical insights on how our customers can leverage their DataMirror software implementations to reduce total cost of ownership, achieve significant ROI, and gain decisive competitive advantage.”

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now ™by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, iCluster, High Availability Suite, LiveAudit and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.